Exhibit 99.1

Press Release

For Immediate Release

AVERY DENNISON NAMES ANNE L. BRAMMAN
SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

GLENDALE, Calif., Feb. 13, 2015—Avery Dennison Corporation (NYSE:AVY) today announced the appointment of Anne L. Bramman as senior vice president and chief financial officer, effective March 23, 2015.

As CFO, Ms. Bramman will lead the company’s finance function, including audit, financial reporting, investor relations, planning and analysis, tax and treasury. She will also oversee information technology. Bramman succeeds Mitchell R. Butier, who was recently named Avery Dennison president and chief operating officer.

Ms. Bramman, 47, is joining Avery Dennison from Miami-based Carnival Cruise Line, where she has served as senior vice president and chief financial officer. In this position, Bramman was responsible for all aspects of the company’s financial and accounting functions, as well as shoreside human resources and information technology.

“Anne is a world-class finance executive and strong business leader, and the Board of Directors and I are pleased to welcome her to Avery Dennison as our new CFO,” said Dean A. Scarborough, Avery Dennison chairman and chief executive officer. “Her extensive experience in overseeing the finance functions of market-leading companies with complex global operations makes her ideally suited for the role.”

Prior to joining Carnival, Bramman spent six years at Columbus, Ohio-based L Brands, Inc., a specialty retailer operating 3,000 stores under the Victoria’s Secret, Bath & Body Works, PINK, La Senza and Henri Bendel brands. She began her career at L Brands in 2004 as vice president — finance for Victoria’s Secret stores. In 2006, she was promoted to vice president/assistant treasurer — mergers, acquisitions and capital markets for the corporation before assuming the position of senior vice president and chief financial officer for the Henri Bendel brand in 2008.

She previously served as senior vice president — worldwide finance and strategic planning for THQ, Inc. for two years, and for three years as senior vice president of corporate development and treasurer at the corporate offices at Kinko’s, Inc. Her other financial experience includes seven years at Atlantic Richfield (ARCO) and three years with Arthur Andersen & Co.

Bramman earned an MBA from the Anderson School of UCLA and graduated with a BBA in accounting from Texas Christian University.  She is a certified public accountant.

About Avery Dennison

Avery Dennison (NYSE:AVY) is a global leader in labeling and packaging materials and solutions. The company’s applications and technologies are an integral part of products used in every major market and industry. With operations in more than 50 countries and more than 25,000 employees worldwide, Avery Dennison serves customers with insights and innovations that help make brands more inspiring and the world more intelligent. Headquartered in Glendale, California, the company reported sales from continuing operations of $6.3 billion in 2014. Learn more at www.averydennison.com.

Contacts

Media Relations:
David Frail (626) 304-2014
david.frail@averydennison.com

Investor Relations:
Cynthia Guenther (626) 304-2204
cynthia.guenther@averydennison.com